Exhibit 99.1

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OptimizeRx Corporation

Fourth Quarter and Full Year 2023 Conference Call

March 28, 2024

C O R P O R A T E   P A R T I C I P A N T S

William J. Febbo, Chief Executive Officer

Edward Stelmakh, ChiefFinancial Officer and Chief Operational Officer

Steve Silvestro, President

Marion Odence-Ford, General Counsel

Andrew D’Silva, SVP of Corporate Finance

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Sean Dodge, RBC Capital Markets

Stephanie Davis, Barclays

William Wood, B. Riley Securities

P R E S E N T A T I O N

Operator

Good morning, everyone, and thank you for joining OptimizeRx’s Fourth Quarter Fiscal 2023 Conference Call.

With us today is the Chief Executive Officer of OptimizeRx, William Febbo. He is joined by Chief Financial Officer, Ed Stelmakh; President, Steve Silvestro; General Counsel, Marion Odence-Ford; and Senior Vice President of Corporate Finance, Andrew D’Silva.

At the conclusion of today’s call, I will provide some important cautions regarding the forward-looking statements made by Management during today’s call.

I would like to remind everyone that today’s call is being recorded and will be made available for replay via webcast and a transcript and a link to the audio recording of this conference call will be provided on the investor section of the Company’s website.

Now, I would like to turn the call over to OptimizeRx CEO, William Febbo. Sir, please go ahead.

William J. Febbo

Good morning, and thank you for joining our conference call to discuss fourth quarter 2023 preliminary unaudited financials.

As already communicated, our audit is taking longer than previous years due to the October 2023 acquisition of Healthy Offers, Inc., which does business under the name of Medicx Health; the November 2023 solutions portfolio streamlining around core business lines; and the validation and testing of certain third-party vendors’ internal processes that are part of our previously disclosed material weakness remediation plan. The audit is in the final stages, and we are confident that we will be in a position to file our 10-K and audited financials no later than April 15th.

I’m pleased to note that Q4 represented a strong end to 2023, and has favorably positioned us to start 2024. The quarter’s financial results came in better than our initial expectations and topped analyst estimates, with Q4 revenue growing 44% year-over-year to $28.4 million. The improvement was driven by strong organic growth and messaging, led by our Dynamic Audience Activation Platform, or DAAP for short, as well as from approximately two months of contribution from our acquisition of Medicx Health. Notably, our legacy core HCP business grew over 30% when compared to the fourth quarter of 2022.

We are excited about the many business highlights from the fourth quarter. We continue to validate our thesis on DAAP as we increased the number of deals in 2023 to 24 deals, providing us with a significant revenue launch pad this year. Progress coming in ahead of what we had anticipated is very favorable, as, by their nature, these DAAP deals are larger, stickier, and more strategically targeted, making us a more relevant partner with our client base.

We also acquired Medicx Health, resulting in the combination of a leading, direct-to-consumer audience activation and messaging execution business with our HCP-focused, omni-channel, digital point-of-care marketing business. This acquisition unlocks a significant adjacent market with an extremely large white space and cross-sell opportunity. The integration of Medicx Health is tracking ahead of schedule, and the majority of integration activities have been completed. Furthermore, we have optimized our operation by trimming our legacy OptimizeRx costs by over 10% and simultaneously realigning our focus on core business lines and moving away from non-core business.

As noted in our March 11, 2024 press release, we are reiterating our guidance for 2024, but revising our original 2024 revenue target. This revision is due to a change in the revenue accounting treatment for certain revenue streams for messaging executed through Medicx Health’s channel partners that were historically recognized on a gross basis, but now will be recognized on a net basis. As a consequence of this gross to net accounting treatment, we adjusted our revenue target and anticipate revenue to reach at least $100 million for 2024. Importantly, this adjustment maintains our bottom line, and, in fact, enhances our margin profile. Therefore, our Adjusted EBITDA guidance remains unchanged, standing at at least $11 million for 2024.

We believe the macroeconomic and competitive challenges we identified in 2022 and 2023 are returning to normal. In particular, we’re witnessing encouraging momentum as our clients that had initiated pilot programs with newly established entrants in our field over the past two years are concluding the assessments of these programs, and, as anticipated, are finding that these perceived competitive solutions lack scalability and the ability to adequately report information back to customers, ultimately driving spending back towards our offerings.

Before proceeding, I’d like to express my sincere gratitude to the OptimizeRx team for their unwavering dedication and relentless pursuit of our mission. Over the past few years, our collective efforts have led to the development of one of the most scalable solutions in the industry tailored specifically for pharmaceutical marketers. We’ve recently expanded this initiative to include a highly impactful DTC component. This journey hasn’t been without its challenges. Navigating through the dynamic landscape of the industry shifts and embracing early digital advancements has been no small task, yet OptimizeRx’s achievements stand as a testament to our resilience and foresight, fundamentally reshaping the dynamics of engagement between pharma, patients, and prescribers.

As previously mentioned, in September of last year, we introduced a significant enhancement to our omni-channel healthcare engagement platform known as DAAP. This pioneering AI-driven capability seamlessly integrates point-of-care and traditional digital media, offering a holistic solution for pharmaceutical marketing. The unveiling marks the culmination of years dedicated to the understanding of how AI can augment OptimizeRx’s customer use cases, resulting in a transformative journey for our HCP engagement platform. Building upon our existing technology, we have extended the AI-driven platform reach to encompass social media, web display channels, and CRM alerts, which fosters greater efficiency to collaboration with our customers’ sales forces.

Since then, we’ve expanded these capabilities to now also encompass the DTC channels utilized by Medicx Health that include streaming in connected TV, as well as various digital channels such as display, audio, online video, and mobile, among others. We’re encouraged by this timely enhancement, as we’ve already witnessed early initial cross-selling success with DAAP in the short time since we’ve consummated the acquisition. We will update everyone regarding our DAAP cross-selling efforts in our Q1 earnings call in early May. DAAP advances our land-and-expand strategy, enabling clients to gain maximum market penetration due to scaling of outreach in real time across the Company’s network of over two million HCPs and 240 million U.S. adults across multiple major digital media channels and at point-of-care via EHRs, e-prescribing, and telehealth platforms.

With this, OptimizeRx has evolved into one of the most comprehensive digital healthcare marketing platforms in the nation. This evolution firmly aligns with current pharma trends, as the industry is moving the greater portion of their commercial spend towards omni-channel digital solutions, while looking for these solutions to deliver more impactful results by not only identifying patients known to HCPs, but also pinpointing new patients for their therapies. We continue to believe smarter solutions such as our DAAP offering will capture the lion’s share of the pharma spend, particularly with legacy commercial dollars that are reallocated to digital. We believe early proof of this trend is clearly highlighted by the 4x year-over-year increase in DAAP deals seen in 2023.

DAAP represents a transformative leap for us, transitioning us from being a mere tactical player within the pharmaceutical industry to a formidable strategic partner. This shift affords us the invaluable advantage of garnering top-down support from decision-makers, while also securing revenue streams with greater durability, enhanced margin, and amplified growth prospects.

These pivotal developments are reinforcing my level of excitement regarding our strategic positioning. I anticipate that the collective impact of our initiatives outlined today could yield substantial dividends over the next three to five years, catapulting our revenue to multiples of its current standing. As we diligently pursue our land-and-expand strategy, we continue to reap the rewards of delivering superior return on investment, maintaining our impressive ROIs of over 10 to one for HCP messaging. This achievement holds particular significance with the pharmaceutical landscape, where achieving ROIs of two to three times spend has traditionally been the benchmark.

We believe we turned a significant corner in recent months and have incredible momentum going into 2024.

With that, I’d like to turn the call over to our CFO Ed Stelmakh who will walk us through our financial details. Ed?

Edward Stelmakh

Thanks, Will, and good morning, everyone.

As noted previously, a transcript and a link to an audio recording of this conference call will be provided on the investor section of the Company’s website.

Fourth quarter revenue came in at $28.4 million, an increase of 44% from the $19.7 million recognized during the same period in 2022. This included revenues from our legacy core and non-core business line, as well as from approximately two months of Medicx Health-related revenue streams. Going forward, we will be reporting both OptimizeRx and Medicx Health as one consolidated business. Meanwhile, our previous non-core business lines that we have called access and patient engagement will no longer be revenue streams for the Company and we have eliminated associated costs to these business lines.

On a pro forma basis, when stripping out these non-core business lines from our 2023 results and accounting for the full year benefit of Medicx Health financial results in our 2023 actuals, our revenue for calendar year 2023 would have been approximately $91.8 million, which we are utilizing as our comparison point to chart progress going forward.

Meanwhile, our net loss came in at $7.2 million for the fourth quarter of 2023 compared to a loss of $0.3 million during the fourth quarter of 2022.

Our Adjusted EBITDA came in at $5.8 million for the fourth quarter of 2023 compared to $3.9 million during the fourth quarter of 2022.

The GAAP to non-GAAP reconciliation table has been included in the Investor Relations section of our website at investors.optimizerx.com in the Events and Presentations folder.

We ended the year with cash and short-term investments totaling $13.9 million as of December 31, 2023 as compared to $74.1 million on December 31, 2022. The majority of the year-over-year decline was due to our acquisition of Medicx Health and share repurchase program through which we bought back 526,999 shares of common stock for $7.5 million during 2023.

Our current debt balance currently stands at $38.3 million. Recall, to help fund the $83.9 million cash portion of the Medicx Health transaction, the Company took on $40 million in debt financing, and we paid off $1.7 million of principal during the fourth quarter. We continue to believe we are well-funded to execute against our operational goals.

With that, I would like to turn the call back over to Will. Will?

William J.Febbo

Thanks, Ed. Operator, now let’s move to Q&A.

Operator

Thank you.

(Operator Instructions)

Thank you. Our first question is from Sean Dodge with RBC Capital Markets. Please proceed with your question.

Sean Dodge

Yes. Thanks. Good morning, and congratulations on the strong finish to the year. You signed, Will, you said 24 DAAP deals in ‘23. That was up 4x, four times versus the previous year, so lots of momentum there. Anything you can share on how demand or activity around those has carried into this year? You had mentioned some macro headwinds before. Have those continued to dissipate?

William J. Febbo

Hey, Sean. Yes, thanks, so yes, on macro, for sure, we’re seeing a return to what we saw in ‘21 in terms of our clients making decisions, flow, seasonality, all that good stuff; FDA approvals, all tracking towards previous dip, and yes, and we’ll obviously talk to Q1 in May, but it’s really resonating with the clients. I think we talked a lot about it after the Q3 report that clients are really—the adoption of digital has also forced the adoption of accuracy reporting, data-driven outreach. Less is more if it’s effective, and we’re in the right place at the right time there with this innovative approach, so yes, continued adoption.

I’ll ask Steve just to say a couple of top-level words on the sales training and such, but very positive momentum and really encouraged by the team’s ability to deliver in a way that the clients respond to and in a way that’s efficient around digital. Steve, you want to just chime in a little bit?

Steve Silvestro

Yes, happy to. Hey, Sean. Good to hear you. I think one of the other things that’s been really encouraging is that the initial set of DAAP deals that we did previously have renewed and those same set of clients have expanded, so I think that’s also a positive confirmation on value prop and what we’re delivering to those clients, Sean, so that land-and-expand strategy that we talked about previously is really coming to fruition.

Then I think as Will highlighted, the team’s ability to get a little bit more technical and approach the client in a different way that the sale’s slightly different, right? It’s more of a—much more of a strategic sale in that you’re having a conversation around patient profiles and strategies, a little bit more mature than we would have had in times past, so really encouraged by that, and I think that makes it significantly more sticky. As Will said, we’ll have more positive news to share during Q1, but really encouraged by what we’re seeing on the DAAP front.

Sean Dodge

Good, and that’s a good segue into my follow-up. Will, you, in your prepared remarks, talked about omni-channel and trends within big pharma. You’ve done the Medicx acquisition. That adds a lot of nice breadth for you. When we think about omni-channel, do you have everything you need there now? Are there other areas or capabilities you think could make sense to bolt on in the future?

William J. Febbo

Yes, I would say we have no major CapEx. We’ve got the tech that can enable what we’re doing. We’re constantly looking at different types of channel partners, and I think, Sean, that’ll be an evolution pretty much every year, because there’s just so much changing so fast the way doctors and patients interact with their own medical records, with their own doctors, with their caregivers, and so luckily for us, we have a team, and that was enhanced with part of the Medicx team as well, that’s completely focused on channel, and omni-channel is really something that shifts with the needs, right? It’s not a stagnant thing. You don’t get there and you’re done. It’s constantly evolving, but the good news is we’ve got a lot of reach today that is highly relevant that gives us growth, and we’ve got the team to be—keeping their eye on the ball on what’s next in terms of enablement for communication with both HCPs and patients’ and consumers’ health.

Sean Dodge

Okay. That’s great color. Thanks, and congrats again.

William J. Febbo

Thanks, Sean.

Operator

Thank you. Our next question is from Stephanie Davis with Barclays. Please proceed with your question.

Stephanie Davis

Hey, guys. Thanks for taking my questions. You’re talking about trimming costs further, but you’re talking about also a few different initiatives that would normally require some headcount investment, such as the DAAP wins and the Walmart partnership. Can you just walk us through how to think about that?

William J. Febbo

Yes, sure. Hey, Stephanie. Good to hear your voice, so no, we —

Stephanie Davis

Long time no talk.

William J. Febbo

Yes, I know, right? Great conference, by the way. Thank you. No, we’re not looking at additional costs, right? That was just all messaged last year and we’re just reminding everyone that we completed it. The beauty of this model, Stephanie, is it’s a technology platform, right? We’re not an agency. We don’t generate content. We help our clients get the content that they’ve already generated to the right people at the right time, whether that’s a doctor or a patient. Our additional people this year will be commercially focused, and also, just as a public company, having more the heft as we get over $100 million in revenue, and then as we’ve messaged before, on the reporting side, that’s a key piece now that pharmaceutical companies have adopted point-of-care digitally as a channel, all the standards go up and transparency needs to go with it, as well as measurement.

Now this is a very scalable model. We’ve shown it before in past years even as a smaller company if investors go back and look, and I think we’ll see that as we progress through the year.

Stephanie Davis

Awesome. I do have to ask because we have seen a public peer go through some issues when delaying their reporting; how should we think about the costs associated with that? Because there usually is a little bit more accounting costs and some management attention, if you will, when that happens.

William J. Febbo

Yes, no problem. Yes, we did a lot last year, and again, as I said in my prepared remarks, I’m super proud of the team, because for a small company, it’s no small feat to buy one, out license some tech, and simultaneously see your core starting to grow, which you believe, but when it happens, it happens fast. As we said, all that, coupled with reviewing material weakness that we have a remediation plan for 2024, everything’s just taking longer, so yes, there will be some incremental costs for third-party assistance on the acquisition stuff. A lot of the cost was already rolled in to the acquisition costs, and once we actually file, people will see that, so I wouldn’t anticipate a ton, but there will be some additional.

Stephanie Davis

Awesome. Good to hear. Good luck with the sprint.

William J. Febbo

Thank you. Talk soon, Stephanie.

Operator

(Operator Instructions)

Our next question is from William Wood with B. Riley Securities. Please proceed with your question.

William Wood

Thanks so much, and congratulations on a nice fourth quarter. Just a couple from us. Was just curious, wanted to dig in a little bit more to the DAAP expectations, the DAAP growth expectations for this year. You obviously noted 24 at the close of next year. How should we be thinking about this growth for this year in terms of the number of deals, as well as maybe potentially commenting on pharma partners that you already have in the queue to sign up for the year?

William J. Febbo

Yes, we don’t want to get—Will, it’s good to hear your voice—we don’t want to get too far ahead, because we’re going to report in basically a month or so on Q1, but very positive momentum. We’ll give an update on the closes we’ve seen in Q1, but we don’t want to get ahead of that. But I think what’s telling and what Steve mentioned is we went from two to six to 24, 100% of which renewed from the two, two went into the six, the six went into the 24, and we’re really seeing cases across multiple therapeutic areas, and also different needs by the client, and I think what’s going to be most encouraging when we talk about it is just seeing how this can now apply to the DTC part of our business, because their method is spectacular around creating micro neighborhoods, but when you can layer in DAAP with the algorithm, the two together, first of all, simplifies life for our clients; we think increases quality of outreach; and will certainly drive better prescription lift, so stay tuned. Can’t give you any hard numbers, but really positive momentum year-over-year, and certainly, what we’re seeing initially.

William Wood

Appreciate it. That’s very helpful. In terms of your Medicx, you mentioned that it was almost complete or near completion. I was just curious when we should be expecting for that to complete. Is it month timeline or is it slightly longer term, and then how should we think about that as adding to the growth and the expectations for 2024 coming?

William J. Febbo

Yes, so we’ve got a pretty seasoned team with Ed, Steve, Marion, and myself, and then the whole team below us. A lot of us have done acquisitions. We tend to be pretty conservative on the first year, and I will say the process of integration was really well run. Ed Stelmakh, our CFO, set up a particular office to do that, and all the major stuff is done and now it’s fine tuning, and then it’s just operations.

I think the part on the commercial side, which is where the growth can come from, to your question, we did a great training in January of both teams together. I was there as well. The entire senior team was there, and I think that was really brilliant. It just brought together, first of all, people that already work together. They’ve gone through the knife fight of digital spend before it was cool, and then also got their head around what DAAP is, so we’re really excited about that, and in Q1, we can give a little bit more color in terms of DAAP’s contribution to growth, percentage of overall revenue, that kind of thing, but we’ll be there soon enough.

William Wood

Got it. Appreciate that, and one last quick one, could you remind me what Medicx’s gross margins were and/or historically have been and then how you would expect those to integrate into OptimizeRx’s, and how the outlook for the future on how we should expect those to integrate? Thank you.

William J. Febbo

Sure. Ed, you want to take that one?

Edward Stelmakh

Yes. Hey, William. Yes, so the margins for Medicx, I think they were disclosed for Q1, Q2, so you can take a look at those filings. As far as full-year margin’s concerned, as we said before, we’re not going to be splitting out their numbers. We’re pretty much now a fully integrated business, so the margins are all baked into our current guidance as one company.

William Wood

Understood. Thank you for taking our questions.

Edward Stelmakh

Yes, no problem.

Operator

Thank you. There are no further questions at this time. I’d like to hand the floor back over to William Febbo for any closing comments.

William J. Febbo

All right. Thank you, Operator, and thank you, everyone, for joining us today. I trust you share in our excitement and can perceive the positive momentum we’ve built throughout the second half of 2023 and now into ‘24.

As we embark on our financial and operational journey for the year ahead, I’m pleased to say that we are stepping into this new chapter on solid ground. Our reach with healthcare professionals and patients has undergone a remarkable expansion thanks to our proprietary AI models. This has allowed us to overcome many of the challenges we faced previously. Today, we proudly offer a comprehensive solution that seamlessly integrates the various elements into the powerful, agile strategies. These strategies address critical challenges such as brand awareness and education, affordability, and the recruitment of hard to find patients. These are the very issues our clients, doctors, and patients encounter daily in today’s healthcare landscape, and we are honored to be part of the solution. Our commitment to generally aiding doctors and patients and aligning on care is what truly drives us as a team.

Thank you for your time today, and I eagerly anticipate our upcoming discussion on next quarter’s earnings call. Wishing you all a fantastic remainder of the day. Thank you. Operator?

Operator

Thank you, sir.

Before we conclude today’s call, I would like to provide the Company’s Safe Harbor statement that includes cautions regarding forward-looking statements made during today’s call.

Statements made by Management during today’s call may contain forward-looking statements within the definition of Section 27A and the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. These forward-looking statements should not be used to make investment decisions. The words anticipate, estimate, expect, possible, and seeking and similar expressions identify forward-looking statements. They may speak only to the date that such statements are made. Such forward-looking statements in this call include statements regarding estimation of total addressable market size, market penetration, revenue growth, gross margin, operating expenses, profitability, cash flow, technology, investments, growth opportunities, acquisitions, and upcoming announcements. They also include Management’s expectations for the rest of the year.

The Company undertakes no obligation to publicly update or revise any forward-looking statements whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. The risks and uncertainties to which forward-looking statements are subject to include, but not are not limited to, the effects of government regulation, competition, and other material risks. Risks and uncertainties to which forward-looking statements are subject could affect business and financial results are included in the Company’s Annual Report on Form 10-K for the quarter ended December 31, 2022. This form is available on the Company’s website and on the SEC website at sec.gov.

Before we end today’s conference, I would like to remind everyone that this call will be available for replay via webcast only starting later this evening running through for a year and a transcript and a link to an audio recording of this conference call will be provided on the investor section of the Company’s website.

Thank you for joining us today. This concludes today’s conference call. You may now disconnect your lines.